Exhibit 10.1

RETIREMENT AND CONSULTING

AGREEMENT AND GENERAL RELEASE

THIS RETIREMENT AND CONSULTING AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of this 18 day of June, 2013, by and between Spirit AeroSystems, Inc. (the “Company”), Spirit AeroSystems Holdings, Inc., the parent of the Company (the “Parent”), and Michael G. King (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Retirement.  Effective as of the close of business on June 30, 2013 (the “Retirement Date”), the Executive’s employment with the Company will end by virtue of his retirement, and as of the close of business on the Retirement Date, the Executive resigns from his employment with the Company and from any and all other positions he holds as an employee, officer, or director of the Company, the Parent, or any of their subsidiaries or affiliates.  The Executive agrees that after the Retirement Date, he will not seek reinstatement, recall or re-employment with the Company, the Parent or any of their respective subsidiaries or affiliates.

2.                                      Payments.

(a)                                 Consulting Services.  For a period of one year following the Retirement Date (the “Consulting Term”), the Executive agrees that he shall provide consulting and transition services to the Company at such times as are reasonably directed by the Company.  It is the expectation of the Company and the Executive that the level of bona fide services the Executive will perform after the Retirement Date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive on behalf of the Company, the Parent and their subsidiaries or affiliates over the immediately preceding thirty-six (36) month period and, as such, the Executive shall experience a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder on the Retirement Date.

In consideration for the Executive’s consulting services and in consideration of both (i) the release of all claims described below in Paragraph 3 (including the reaffirmation thereof through the Retirement Date), and (ii) the Protective Agreement described in Paragraph 7, the Company agrees to compensate the Executive at an annual rate of $120,000 (the “Consulting Fees”) during the Consulting Term.  The Consulting Fees shall be payable in substantially equal installments in accordance with the Company’s payroll policies for executive level positions from time to time in effect during the Consulting Term.

The foregoing notwithstanding, the Consulting Term shall earlier terminate upon the Executive’s death.  Upon the expiration of the Consulting Term as the result of the Executive’s death, the Company shall have no further payment obligations hereunder except for Consulting Fees which are earned through the date of the Executive’s death.

The Company and the Executive acknowledge and agree that the payments made in this Paragraph 2(a) are “wages” for purposes of FICA, FUTA and income tax withholding and such taxes, if not previously withheld, shall be withheld from the payments made hereunder.  One thousand dollars ($1,000.00) of such payments shall be specifically in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and as described in Paragraph 3 hereof, and the Executive agrees that such consideration is in addition to anything of value to which he is already entitled.

(b)                                 Other Continuing Rights.  The Company shall continue to pay the Executive his base salary at his annual salary rate currently in effect through the Retirement Date.  The Executive agrees that, except for (1) his accrued base salary earned through the Retirement Date, and (2) awards made (if any) and benefits accrued (if any) on or before the Retirement Date under the terms of one or more Company benefit plans, including, but not limited to, the Spirit AeroSystems Holdings, Inc. Short-Term Incentive Plan (“STIP”), the Spirit AeroSystems Holdings, Inc. Long-Term Incentive Plan (“LTIP”), the Spirit AeroSystems Holdings, Inc. Deferred Compensation Plan (“DCP”), the Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan (“SERP”), the Spirit AeroSystems Holdings, Inc. Pension Value Plan (“PVP”), and the Spirit AeroSystems Holdings, Inc. Retirement and Savings Plan (“RSP”), he has been paid (or, as of the Retirement Date, will have been paid) all other compensation due to him, including but not limited to all salary, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever.  Except as set forth above, no other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by the Company or the Parent, and any such sums (whether or not owed) are hereby expressly waived by the Executive.  The foregoing notwithstanding, following the Retirement Date, the Executive (i) may elect to continue his health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law, (ii) shall be entitled to receive his account balance and accrued benefit, as applicable, under the RSP and PVP in accordance with the terms of such plans, (iii) shall be entitled to participate in the Parent’s retiree medical insurance plan, subject to the terms of such plan, and (iv) shall be entitled to reimbursement for reasonable business expenses incurred in performing the consulting services in accordance with the Company’s expense reimbursement policies.

(c)                                  Continuing Entitlement.  The Executive acknowledges that his continuing entitlement to payments under Paragraph 2(a) shall be conditioned upon his continuing compliance with Paragraphs 4, 5, 6, 7, 10(a) and 14 of the Agreement and any material violation of Paragraphs 4, 5, 6, 7, 10(a) or 14 by the Executive shall terminate the Company’s obligation to continue to make payments in accordance with Paragraph 2(a).

(d)                                 Use of Technology Equipment.  The Company agrees that during the Consulting Term, it shall provide the Executive with reasonable information technology equipment, including a computer to be used in a home office, to assist him in the performance of his consulting services hereunder.

3.                                      General Release.  As a material inducement to the Company and the Parent to enter into this Agreement and in consideration of the payments to be made by the Company and the Parent to the Executive in accordance with Paragraph 2(a) above, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, hereby agrees to release and hold harmless the Company, the Parent, and their respective shareholders, officers, directors, employees, agents, representatives, subsidiaries, affiliates and all employee benefit plans sponsored or contributed to by the Company or the Parent (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from and waive any claim that Executive has presently or may have or have had in the past, known or unknown, against the Released Parties upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through and including the Termination Date, including, without limitation, all claims arising from Executive’s employment with, or termination of employment from, the Company or the Parent or otherwise.

This Agreement and general release is valid whether any claim or right arises under any federal, state or local statute, including, without limitation, the ADEA, the 1990 Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act (WARN), the Lilly Ledbetter Fair Pay Act, all as amended from time to time, and any other Federal, Kansas or other laws, statutes or regulations pertaining in any way to wage payment, employment discrimination, whistleblowing, implied or express contract, or in any other way pertaining to Executive’s employment, and all other applicable statutes regulating the terms and conditions of Executive’s employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge, slander, libel or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and/or the Parent and Executive, including, without limitation, any claim Executive might have for termination or severance pay pursuant to the Company’s severance policies or practices as from time to time in effect, or otherwise.

Executive agrees, represents and warrants that Executive is the sole owner of the claims that are released in this Agreement and that Executive has the full right and power to grant, execute and deliver the releases and promises in this Agreement. The consideration offered in this Agreement (including, without limitation, the payments described in Paragraph 2(a)) is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further recovery of any kind from the Company or the Parent, and that in the event of any further proceedings whatsoever based upon any matter released herein, the Company or the Parent shall have no further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses and attorneys’ fees incurred by Executive or on Executive’s behalf.

4.                                      Covenant Not to Sue.  The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 above, and further agrees that this Agreement will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.  If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 3 above, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

5.                                      Indemnification.  The Executive will fully indemnify the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors against and will hold the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including, without limitation, reasonable attorneys’ fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any or all of this Agreement and the conduct of the Executive hereunder, including without limitation any material breach or willful failure to comply with any or all of the provisions of this Agreement.

6.                                      No Disparaging, Untrue or Misleading Statements.  The Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Released Parties or their products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Released Parties’ behalf).

7.                                      Protective Agreement.

(a)                                 Acknowledgements.  The Executive acknowledges and agrees that (i) during his employment with the Company, because of the nature of his responsibilities and the resources provided by the Company and the Parent, he acquired and/or developed, and, during the Consulting Term, he will continue to acquire and develop, valuable and confidential skills, information, trade secrets, and relationships with respect to the Business (as hereinafter defined) of the Company and the Parent; (ii) he developed on the Company’s and the Parent’s behalf a personal relationship with various persons, including but not limited to representatives of customers and suppliers, where he may have been a principal or its only contact with such persons, and as a consequence, occupied a position of trust and confidence to the Company and the Parent; (iii) the Business involves the manufacturing, marketing, and sale of the Company’s and the Parent’s products and services to customers throughout the world, the Company’s and the Parent’s competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services performed (and to be performed during the Consulting Term) by the Executive involved aspects of the Company’s and the Parent’s domestic and international business; and (iv) it would have been impossible or impractical for the Executive to perform his duties (and it will be impossible for him to continue to perform his duties during the Consulting Term) without access to the Company’s and the Parent’s confidential and proprietary information and contact with persons who are valuable to the Company’s and the Parent’s Business and goodwill.  For purposes of this Paragraph 7, “Business” shall mean the manufacture, fabrication, maintenance, repair, overhaul, and modification of aerostructures and aircraft components, and the marketing and selling of the Company’s and the Parent’s products and services to customers throughout the world (together with any other businesses in which the Company or the Parent may in the future engage, by acquisition or otherwise, during the Consulting Term).

(b)                                 Reasonableness.  In view of the foregoing and in consideration of the remuneration paid and to be paid to the Executive, the Executive agrees that it is reasonable and necessary for the protection of the Company’s and the Parent’s Business and goodwill that the Executive undertake the covenants in this Paragraph 7 regarding his conduct subsequent to his employment by the Company, and acknowledges the Company and the Parent will suffer irreparable injury if the Executive engages in any conduct prohibited by this Paragraph 7.

(c)                                  Non-Compete.  During (1) Executive’s employment through the Retirement Date, (2) the Consulting Term, and (3) a 1-year period following the end of the Consulting Term (collectively the “Non-Competition Period”), neither the Executive nor any individual, corporation, partnership, limited liability company, trust, estate, joint venture, or other organization or association (“Person”) with the Executive’s assistance nor any Person in which the Executive directly or indirectly has any interest of any kind (without limitation) will, anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, serve as an officer or director of, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business that is engaged, in whole or in part, in the Business, or any business that is competitive with the Business or any portion thereof, except for the Company’s or the Parent’s exclusive benefit.  The Executive will not be deemed to have breached the provisions of this Paragraph 7 solely by holding, directly or indirectly, not greater than 2% of the outstanding securities of a company listed on a national securities exchange.  The foregoing provisions notwithstanding, nothing in this Agreement shall prohibit the Executive from providing to immediate family members general advice related to the Executive’s knowledge and experienced gained during his career in the aerospace industry, so long as the Executive is not compensated for the advice and the information does not otherwise breach the provisions of this Paragraph 7.

(d)                                 Non-Solicitation.  During the Non-Competition Period, neither the Executive nor any Person with the Executive’s assistance nor any Person in which the Executive directly or indirectly has an interest of any kind (without limitation) will, directly or indirectly (A) solicit or take any action to induce any employee to quit or terminate their employment with the Company, the Parent or their affiliates; or (B) employ as an employee, independent contractor, consultant, or in any other position any person who was an employee of the Company, the Parent or their affiliates during the aforementioned period.

(e)                                  Confidentiality.

(i)                                     Confidential Information. For purposes of this Agreement, “Confidential Information” means any information (whether in written, oral, graphic, schematic, demonstration, or electronic format, whether or not specifically marked or identified as confidential, and whether obtained by the Executive before or after the effective date of this Agreement), not otherwise publicly disclosed by the Company or the Parent, regarding (without limitation) the Company, the Parent, their respective Businesses, customers, suppliers, business partners, prospects, contacts, contractual arrangements, discussions, negotiations, evaluations, labor negotiations, bids, proposals, aircraft programs, costs, pricing, financial condition or results, plans, strategies, governmental relations, projections, analyses, methods, processes, models, tooling, know-how, trade secrets, discoveries, research, developments, inventions, engineering, technology, proprietary information, intellectual property, designs, computer software, intelligence, legal or regulatory compliance, accounting decisions, opportunities, challenges, and any other information of a confidential or proprietary nature.  Notwithstanding the foregoing, Confidential Information will not include any information that (A) the Executive is required to disclose by the order of a court or administrative agency, subpoena, or other legal or administrative demand, so long as (1) the Executive gives the Company written notice and an opportunity to contest or seek confidential treatment of such disclosure; and (2) the Executive fully cooperates at the Company’s expense with any such contest or confidential treatment request; (B) has been otherwise publicly disclosed or made publicly available by the Company or the Parent; or (C) was obtained by the Executive in good faith after the Consulting Term ended from a source that was under no obligation of confidentiality to the Company, the Parent or any customer or supplier or (D) is otherwise generally known to the public other than as the result of a breach by the Executive of the terms of this Agreement.

(ii)           Non-Use and Non-Disclosure. Without the Company’s express written consent, the Executive will not at any time (whether before or during the Consulting Term or after termination of his engagement for any reason) use for any purpose (other than for the Company’s or the Parent’s exclusive benefit) or disclose to any Person (except at the Company direction) any Confidential Information.

(f)            Effect of Breach.  The Executive agrees that a breach of this Paragraph 7 cannot adequately be compensated by money damages and, therefore, the Company or the Parent will be entitled, in addition to any other right or remedy available to it (including, but not limited, to an action for damages, accounting, or disgorgement of profit), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and the Executive consents to the issuance of such injunction and the ordering of specific performance without the requirement for the Company or the Parent to post a bond or other security or to prove lack of an adequate remedy at law.

(g)           Other Rights Preserved.  Nothing in this Paragraph 7 eliminates or diminishes rights the Company or the Parent may have with respect to the subject matter hereof under other agreements, its governing documents or statutes, or provisions of law (including but not limited to common law and the Uniform Trade Secrets Act), equity, or otherwise.  Without limiting the foregoing, this Paragraph 7 does not limit any rights the Company or the Parent may have under any of its policies or any agreements with the Executive regarding Confidential Information.

8.             Severability.  If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

9.             Waiver.  A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such breaching party.  No waiver shall be valid unless in writing and signed by an authorized officer of the Company or the Executive, as applicable.

10.          Miscellaneous Provisions.

(a)           Non-Disclosure.  Other than as mandated by law, the Executive agrees that he will keep the terms and amounts set forth in this Agreement completely confidential and will not disclose any information concerning this Agreement’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family unless and until such time as the terms of the Agreement are publicly filed by the Parent pursuant to the Parent’s filing obligations under the Securities Exchange Act of 1934 (a “Public Filing”).  Should the Executive disclose information about this Agreement to his immediate family, his attorney and/or tax and financial advisors prior to a Public Filing, he shall advise such persons that they must maintain the strict confidentiality of such information and must not disclose it unless otherwise required by law.

(b)           Representation.  The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that on May 9, 2013, the Company advised him to consult with an attorney prior to executing this Agreement and further advised him that he had twenty-one (21) days within which to review and consider this Agreement and that, if he signs this Agreement in less time, he has done so voluntarily in order to obtain sooner the benefits under this Agreement.  The Executive is voluntarily entering into this Agreement and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Agreement.  The Executive is relying on his own judgment and that of his attorney to the extent so retained.  The Executive also specifically affirms that this Agreement clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

(c)           Revocation.  The Executive acknowledges that he has seven (7) days from the date this Agreement is executed in which to revoke his acceptance of the ADEA portion of this Agreement, and such portion of this Agreement will not be effective or enforceable until such seven (7) day period has expired.  To be effective, any such revocation must be in writing and delivered to the Company’s principal place of business, to the attention of the Company’s general counsel, on or before the seventh day after signing and must expressly state the Executive’s intention to revoke the ADEA portion of this Agreement.  If the Executive revokes his acceptance of the ADEA portion of the Agreement, the remainder of the Agreement shall remain in full force and effect as to all of its terms except for the release of claims under the

ADEA (and the consideration attributable thereto), and the Company will have three (3) business days to rescind the entire Agreement by so notifying the Executive.

(d)           Return of Property.  By signing this Agreement, the Executive affirms that he shall have returned to the Company all of the Company’s and the Parent’s and their respective subsidiaries property that was in the Executive’s possession, custody or control by the Retirement Date, including, without limitation, (i) all keys, access cards, credit cards, computer hardware, computer software, data, materials, documents, records, policies, client and customer information, marketing information, design information, specifications and plans, data base information and lists, and any other property or information of the Company, the Parent and their subsidiaries (whether those materials are in paper or computer-stored form), and (ii) all documents and other property containing, summarizing, or describing any Confidential Information, including all originals and copies, except for property which the Company may otherwise agree in writing that the Executive may retain in order to perform the consulting services hereunder or otherwise.  Any property of the Company or the Parent which the Executive is permitted to retain in connection with the consulting services shall be returned when such services terminate.  The Executive affirms that he will not retain any such property or information in any form (except as permitted in accordance with the preceding provisions of this Paragraph 10(d)), and will not give copies of such property or information or disclose their contents to any other person.  The foregoing provisions notwithstanding, the Company will provide to Executive the information technology described in paragraph (2), and at no cost or charge, the cell phone and tablet computer used by him while an employee of Company, provided that such devices are made available to the Company and that the Company has taken appropriate and necessary steps to remove any proprietary or confidential information from said devices, as needed.  Executive acknowledges and agrees that if he discovers any such information on these devices, he will immediately notify the Company so that additional steps can be taken to ensure that such information is removed.  Nothing in this paragraph in any limits Executive’s obligations or responsibilities related to the use of the Company’s confidential information.

11.          Complete Agreement.  This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with the Company and the Parent or the termination of the Executive’s employment with the Company and the Parent, including, but not limited to, the Employment Agreement.  The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Agreement.

12.          No Pending or Future Lawsuits.  The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Released Parties.  The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Released Parties.

13.          No Admission of Liability.  The Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or known disputed claims by the Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or known claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or any third party.

14.          Future Cooperation.  In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, the Executive agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters.

15.          Amendment.  This Agreement may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

16.          Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

17.          Applicable Law.  This Release shall be governed by, and construed in accordance with, the laws of the State of Kansas, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue Sedgwick County, Kansas.  In addition, the Executive and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Release.

18.          Execution of Agreement.  This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.  This Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF file (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person.  At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

[Signature page follows.]

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, the Executive, the Company and the Parent have voluntarily signed this Retirement and Consulting Agreement and General Release, effective as of the first date set forth above.

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Suzanne K. Scott
Its:	Director, Global Human Resources Services	/s/ Michael G. King
MICHAEL G. KING

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Suzanne K. Scott
Its:	Director, Global Human Resources Services

The Executive, the Company and the Parent reaffirm the terms and conditions of this Agreement on the 1st day of July, 2013.

SPIRIT AEROSYSTEMS, INC.

By:
Its:
MICHAEL G. KING

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:
Its: